Exhibit 99.1

iSpecimen Reports Second Quarter 2021 Financial Results

-Delivered Revenue Growth of 93% Year-Over-Year-

-Successfully Completed IPO Raising Total Gross Proceeds of $20.7 Million-

LEXINGTON, MA, August 10, 2021 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online marketplace for human biospecimens, today reported its financial results for the three-month period ended June 30, 2021.

“During the second quarter of 2021, iSpecimen successfully completed its initial public offering and began trading on the Nasdaq Capital Market. This is both a significant milestone and the starting point of a new and exciting chapter for the Company,” said Christopher Ianelli, MD, PhD, CEO and President of iSpecimen. “During the quarter, we continued to deliver exceptional financial and operating performance, posted revenue growth of 93% on a year-over-year basis and increased the number of registered research users on the iSpecimen Marketplace by 40% year-over-year to more than 3,800 users. With our enhanced capital position, iSpecimen is well-positioned to expand and scale its operations, with the goal of becoming the preeminent, online marketplace for human biospecimens.”

“We continue to broaden our supply network and data assets while improving our technology platform, which should accelerate our sales and revenue momentum as more suppliers and customers embrace the iSpecimen Marketplace. Through our continued expansion, iSpecimen is disrupting the biospecimen procurement process, providing instant access to a vast repository of biospecimens and patient data from a global network of healthcare organizations, thereby empowering researchers to advance scientific discovery,” concluded Dr. Ianelli.

Q2 2021 Financial and Operational Updates

•	Revenue increased 93% to $2.9 million for the second quarter of 2021, compared to $1.5 million for the same period in 2020.

•	Cash and cash equivalents were $13.2 million as of June 30, 2021.

•	Unique supplier organizations under agreement were 190 as of June 30, 2021, an increase of 33 organizations year-over-year.

•	Unique customer organizations with purchases totaled 378 as of June 30, 2021, an increase of 74 new customer organizations year-over-year.

•	iSpecimen Marketplace had surpassed 3,800 registered research users as of June 30, 2021, up 40% year-over-year.

•	As of June 30, 2021, iSpecimen’s received $8.8 million in purchase orders in 2021, up 31% year-over-year.

Recent Corporate Updates

•	Closed its initial public offering (“IPO”) of 2,250,000 shares of common stock at a public offering price of $8.00 per share on June 21, 2021, for aggregate proceeds of $18 million. On July 1, 2021, the Company sold an additional 337,500 shares of its common stock, pursuant to the underwriters’ full exercise of the overallotment option, at a public offering price of $8.00 per share, for aggregate gross proceeds of $2.7 million. In total, the Company received approximately $18.2 million in net proceeds, after deducting for all underwriting discounts of approximately $1.9 million and other offering costs of approximately $0.6 million. In conjunction with its IPO, the Company began trading on the Nasdaq Capital Market under the ticker symbol “ISPC” on June 17, 2021.

•	In connection with the IPO, the Company eliminated approximately $29.0 million of liabilities and mezzanine classifications from the balance sheet, resulting in $3.0 million of bridge debt remaining outstanding.

•	Enhanced the Board of Directors with the appointments of John Brooks and Margaret Lawrence.

o	Mr. John Brooks currently serves as Managing Director of Healthcare Capital LLC, an investment company that advises early-stage life sciences companies.

o	Ms. Margaret Lawrence currently serves as a General Manager of Wayfair Professional, one of the world’s largest online destinations for home goods.

Financial Results for the Second Quarter of 2021

Revenue for the second quarter of 2021 increased 93% to approximately $2.9 million, compared to approximately $1.5 million for the same period in 2020. The 93% year-over-year increase was primarily due to the success of iSpecimen’s maturing sales team, continued demand for specimens from patients with known COVID-19 test results, and an increasing demand for specimens in non-COVID-19 research areas.

Cost of revenue was approximately $1.5 million for the second quarter of 2021, compared to approximately $0.5 million for the second quarter of 2020. This increase was attributable to an 8% increase in the number of specimens accessioned as well as a 191% increase in the average cost per specimen due to the specimen mix during the second quarter of 2021, compared to the prior year period. In addition to the increase in the average cost per specimen in 2021 being related to specimen mix, a significant project in 2020, which yielded a sizably lower than average cost per specimen, significantly impacted the magnitude of the year over year difference in the average cost per specimen.

General and administrative expenses were approximately $1.5 million for the second quarter of 2021, compared to approximately $0.3 million for the second quarter 2020. The increase was primarily attributable to an increase in costs related to becoming a public company including an increase in legal and accounting expenses, an increase of other general and administrative expenses across the board related to amortization of internally developed software, associated software licenses, human resource related expenses, insurance costs and facility expenses, an increase in director and officer insurance, and an increase in payroll related costs for the chief financial officer. Additionally, the remaining increase is related to costs not expected to recur in the future, such as payroll expenses of approximately $0.5 million for a special IPO bonus provided to all employees and increased legal, accounting and consulting expenses of approximately $0.3 million that did not qualify as offering costs.

Net loss was approximately $1.4 million for the second quarter of 2021, compared to approximately $0.2 million for the same period in 2020. This was primarily due to higher operating expenses partially offset by an increase in revenue, all associated with the factors mentioned above.

Cash was approximately $13.2 million as of June 30, 2021.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, Tuesday, August 10th at 8:30 a.m. Eastern Time featuring remarks by Christopher Ianelli, MD, PhD, CEO and President, Tracy Curley, CFO and Treasurer, and Jill Mullan, COO and Secretary.

Event:	iSpecimen Second Quarter 2021 Results Conference Call
Date:	Tuesday, August 10, 2021
Time:	8:30 a.m. Eastern Time
Live Call:	+1-877-425-9470 (Toll Free) or + 1-201-389-0878 (International)
Webcast:	http://public.viavid.com/index.php?id=145777

For interested individuals unable to join the conference call, a replay will be available through August 24, 2021, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 13721607. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://ispecimen.irpass.com/.

About iSpecimen

iSpecimen offers an online marketplace for human biospecimens, connecting life scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers, and other healthcare organizations. For more information about iSpecimen, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risks factors contained in the Company's filings with the Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Allison Soss / Scott Eckstein

iSpecimen@kcsa.com

Media Contact

Kaitlynn Cooney

For iSpecimen

kcooney@brodeur.com

617.587.2811

iSpecimen Inc.

Condensed Balance Sheets

	June 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash	$13,184,310	$695,909
Accounts receivable - unbilled	1,125,789	652,761
Accounts receivable, net of allowance for doubtful accounts of $147,714 and $108,096 at June 30, 2021 and December 31, 2020, respectively	1,987,112	1,526,392
Prepaid expenses and other current assets	442,089	417,929
Tax credit receivable, current portion	179,376	179,376
Total current assets	16,918,676	3,472,367
Property and equipment, net	55,879	75,589
Internally developed software, net	2,602,886	2,634,139
Security deposits	27,601	27,601
Total assets	$19,605,042	$6,209,696

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,233,231	$1,792,432
Accrued expenses	1,879,812	810,910
Accrued interest	9,864	3,696,944
Convertible notes payable, related parties, net of unamortized debt discount and debt issuance costs	—	5,490,811
Derivative liability for embedded conversion features on convertible notes payable	—	2,373,000
Bridge notes payable, net of debt issuance costs	—	4,589,228
Bridge notes payable, related parties	—	1,905,000
Derivative liability for embedded conversion feature on bridge notes payable and bridge notes, related parties	—	—
Note payable, current portion	—	604,109
Deferred revenue	802,860	873,254
Total current liabilities	5,925,767	22,135,688
Note payable, net of current portion	—	178,899
Bridge notes payable, net of debt issuance costs	2,675,000	—
Bridge notes payable, related parties	325,000	—
Total liabilities	8,925,767	22,314,587

Commitments and contingencies

Series B convertible preferred stock, $0.0001 par value, 3,200,000 shares authorized, 0 and 572,465 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	7,999,997
Series A-1 convertible preferred stock, $0.0001 par value, 556,550 shares authorized, 0 and 100,365 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	561,041
Series A convertible preferred stock, $0.0001 par value, 3,427,871 shares authorized, 0 and 618,182 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	2,612,038
Total convertible preferred stock	—	11,173,076

Stockholders' equity (deficit)
Common stock, $0.0001 par value, 200,000,000 shares authorized, 6,596,729 issued, and 6,565,729 outstanding at June 30, 2021, and 16,000,000 shares authorized, 967,213 issued and 936,213 outstanding at December 31, 2020	657	94
Additional paid-in capital	45,094,782	1,779,698
Treasury stock, 31,000 shares at June 30, 2021 and December 31, 2020, at cost	(172)	(172)
Accumulated deficit	(34,415,992)	(29,057,587)
Total stockholders' equity (deficit)	10,679,275	(27,277,967)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$19,605,042	$6,209,696

iSpecimen Inc.

Condensed Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue	$2,903,876	$1,504,569	$5,867,683	$3,216,228
Operating expenses:
Cost of revenue	1,489,196	473,982	3,112,847	1,128,249
Technology	361,799	291,601	771,750	718,314
Sales and marketing	647,592	367,617	1,176,978	799,256
Supply development	100,693	147,588	212,269	262,193
Fulfillment	287,275	185,185	556,371	400,355
General and administrative	1,545,852	343,602	2,508,643	656,855
Total operating expenses	4,432,407	1,809,575	8,338,858	3,965,222
Loss from operations	(1,528,531)	(305,006)	(2,471,175)	(748,994)
Other income (expense), net
Interest expense	(1,133,479)	(459,005)	(1,986,407)	(1,048,220)
Change in fair value of derivative liability on convertible notes	(117,000)	583,000	(271,000)	(22,000)
Change in fair value of derivative liability on bridge notes and bridge notes, related parties	1,630,700	—	1,582,700	—
Gain (loss) on extinguishment of bridge notes and bridge notes, related parties	9,746	—	(2,740,425)	—
Loss on extinguishment of convertible notes and convertible notes, related parties	(260,185)	—	(260,185)	—
Gain on extinguishment of note payable	—	—	788,156	—
Other income (expense)	3,663	6,688	(69)	6,691
Interest income	172	86	—	309
Other income (expense), net	133,617	130,769	(2,887,230)	(1,063,220)

Net loss before benefit from income taxes	(1,394,914)	(174,237)	(5,358,405)	(1,812,214)
Benefit from income taxes	—	145	—	145

Net loss	$(1,394,914)	$(174,092)	$(5,358,405)	$(1,812,069)

Net loss per share
Basic and diluted	$(0.87)	$(0.19)	$(4.21)	$(1.94)

Weighted average common shares outstanding
Basic and diluted	1,611,774	936,213	1,273,993	936,213